Exhibit 17.2

To: Mars Callahan
Tuesday, May 13, 2014

Dear Mr. Callahan,

This letter serves as your formal notice of your termination of service to Gawk, Inc.

Please be aware that any effort to transact business or in any way present yourself as a Gawk, Inc. representative will be considered fraud.

If you have any questions in regards to this please feel free to contact the company’s legal representation:

James Laganke
jameslaganke@aol.com
(602) 993-5490

Sincerely,

/s/ Scott Kettle
Scott Kettle
CEO/Chairman
Gawk, Inc.
(323) 286-3564

Web: http://gawk.com         Email: info@gawk.com     Phone: (888) 754-6190